Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045 Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com	Exhibit 99.1

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK REPORTS FIRST QUARTER RESULTS
IMPROVED REVENUE AND OPERATING EARNINGS,
COMBINED WITH CONTINUED STRONG LIQUIDITY

LAKE FOREST, Ill., Apr. 29, 2010 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2010:
•  Total net sales of $844.4 million, up 15 percent versus 2009.
•  A net loss of $13.0 million, or $0.15 per diluted share, which includes $0.08 per diluted share of restructuring and impairment charges and $0.02 per diluted share of benefits from special tax items.
•  Operating earnings of $10.1 million, a $137.6 million improvement from prior year.
•  Cash totaled $552.4 million, up from 2009 year-end balance of $526.6 million.
•  Low beginning-of-year marine dealer inventories led to increased production and wholesale shipments.

“The successful execution of our strategic initiatives over the past several quarters was a key factor in our improved first quarter results,” said Brunswick’s Chairman and Chief Executive Officer Dustan E. McCoy.  “Historically low marine dealer inventories as we entered the year led to improved wholesale shipments.  This, combined with significant fixed-cost reductions achieved over the past two years, enabled us to report our first quarterly operating profit since the first quarter of 2008.  In addition, our net debt declined by $22 million, as cash balances increased by $26 million.
 “The factors that positively affected our revenues and earnings in the first quarter of 2010, compared to the previous year, included: higher overall unit production and sales levels and improved fixed-cost absorption in our marine businesses, combined with lower discounts required to facilitate retail boat sales.  During the quarter, we also benefited from lower special tax items, cost savings from our fixed-cost reduction activities, lower restructuring and impairment charges, as well as reduced pension and bad debt expense.  Partially offsetting these factors was higher interest expense,” McCoy said.

First Quarter Results
For the first quarter of 2010, the company reported net sales of $844.4 million, up from $734.7 million a year earlier.  For the quarter, the company reported operating earnings of $10.1 million, which included $7.4 million of restructuring and impairment charges.  In the first quarter of 2009, the company had an operating loss of $127.5 million, which included $39.6 million of restructuring and impairment charges.
For the first quarter, Brunswick reported a net loss of $13.0 million, or $0.15 per diluted share, compared with a net loss of $184.2 million, or $2.08 per diluted share, for the first quarter of 2009.  The diluted loss per share for the first quarter of 2010 included restructuring and impairment charges of $0.08 per diluted share and $0.02 per diluted share of benefits from special tax items.  Diluted loss per share for the first quarter of 2009 included $0.45 per diluted share of restructuring and impairment charges, and $0.40 per diluted share of non-cash charges for special tax items.

Review of Cash Flow and Balance Sheet
Cash and cash equivalents were $552.4 million at the end of the first quarter, up $25.8 million from year-end 2009 levels.  The company’s increased cash position reflects the receipt of a $109.5 million federal tax refund, which was more than offset by changes in certain current assets and current liabilities along with net losses experienced during the quarter. The change in certain current assets and current liabilities was largely the result of seasonal increases in the company’s accounts and notes receivable and inventory, partially offset by increases in accounts payable.  The company’s accrued expenses also decreased in the quarter.
Net debt (defined as total debt, less cash and cash equivalents) was $302.0 million, down $22.3 million from year-end 2009 levels.  The company’s total liquidity (defined as cash and cash equivalents, plus amounts available under its asset-backed lending facilities) totaled $677 million, up $62 million from year-end 2009 levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine service, parts and accessories businesses, reported net sales of $445.7 million in the first quarter of 2010, up 30 percent from $343.9 million in the year-ago first quarter.  International sales, which represented 47 percent of total segment sales in the quarter, increased by 37 percent. For the quarter, the Marine Engine segment reported operating earnings of $26.5 million, including restructuring charges of $2.4 million.  This compares with an operating loss of $50.6 million in the year-ago quarter, which included $11.7 million of restructuring charges.
Sales were higher across all Marine Engine’s main operations, except for low single-digit declines in the segment’s domestic marine service, parts and accessories businesses, which represented 22 percent of total segment sales in the quarter.  The segment’s sterndrive engine business experienced the greatest level of growth.
           Mercury’s manufacturing facilities ramped up production during the quarter in response to customer inventory requirements.  Higher sales, increased fixed-cost absorption, lower restructuring charges, fixed-cost reductions, as well as reduced pension and lower bad debt expense, had a positive effect on operating earnings during the quarter.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 16 boat brands.  The Boat segment reported net sales of $243.6 million for the first quarter of 2010, an increase of 19 percent compared with $205.3 million in the first quarter of 2009. International sales, which represented 37 percent of total segment sales in the quarter, increased by 8 percent during the period.  For the first quarter of 2010, the Boat segment reported an operating loss of $26.7 million, including restructuring and impairment charges of $4.1 million.  This compares with an operating loss of $72.3 million, including restructuring and impairment charges of $25.0 million, in the first quarter of 2009.
Boat manufacturing facilities began to ramp up production during the quarter to address inventory requirements of their dealers.  Higher sales, increased fixed-cost absorption, fixed-cost reductions, lower restructuring charges and reduced discounts required to support retail sales by dealers were the primary factors behind the segment’s reduction in operating losses in the quarter.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the first quarter of 2010 totaled $119.0 million, up slightly from $118.6 million in the year-ago quarter.  International sales, which represented 52 percent of total segment sales in the quarter, increased by 15 percent.  For the quarter, the Fitness segment reported operating earnings of $9.5 million.  This compares with operating earnings of $0.3 million in the first quarter of 2009, which included restructuring charges of $1.0 million.
Commercial and consumer equipment sales were flat during the quarter.  Higher operating earnings in the first quarter of 2010, when compared with 2009, reflect the favorable effect of lower material and freight costs and other cost efficiencies.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the first quarter of 2010 totaled $91.9 million, down 8 percent compared with $99.9 million in the year-ago quarter.  For the quarter, the segment reported operating earnings of $14.9 million, including restructuring charges of $0.2 million.  This compares with operating earnings of $10.6 million, including restructuring charges of $0.8 million in the first quarter of 2009.
For the quarter, retail bowling equivalent-center sales declined by a low-single-digit percentage.  The bowling products and the billiards businesses also experienced declines, as bowling center operators and retail billiards customers remained cautious about purchases.  The increase in operating earnings in the first quarter of 2010, when compared with 2009, reflects fixed-cost reductions and lower pension expenses, partially offset by the unfavorable effect of the reduced sales.

Outlook
See Brunswick’s Web Site for Supplemental Chart:
http://www.brunswick.com/investors/investorinformation/events.php
“As we have said previously, our boat wholesale shipment and production planning in 2010 has been based on the assumption that the retail marketplace would decline by approximately 10 percent,” McCoy said.  “Preliminary data for the January to March period indicate a reduction in industry retail sales of about 20 percent.  Although the January to March preliminary industry data indicate this 20 percent reduction, the month of March preliminary data is significantly better and more consistent with our planning.  However, if the first quarter 20 percent reduction in retail demand were to continue into some or all of the second quarter, it would put pressure on our current planning assumption.  As we head into the heart of the marine selling season, we will monitor retail demand closely, and will be prepared to adjust production and shipments to maintain appropriate levels of boat inventories with our dealers.
“We continue to believe that wholesale shipments will increase throughout the year versus 2009, as we return to a more normal relationship where wholesale shipments approximate retail demand. In addition to higher revenues, we expect our earnings in 2010 will also reflect lower restructuring and impairment costs and reduced pension and bad debt expense.
“We remain committed to the strategic focus that has ensured our financial strength and uniquely positioned us compared to most of our competitors in the marine, fitness and bowling and billiards segments.  We will continue our focus on liquidity, taking all reasonable actions to protect our dealer network, and doing the work necessary to come out of this downturn stronger than when we began the period.
 “In 2010, in addition to liquidity, we will extend our focus to continuous improvement in both our financial results and relative strength versus the competition in all of our business segments.  We believe that by continuing to successfully execute against our strategies, absent a more pronounced decline in marine demand, we can achieve our objective of returning to profitability in 2011.
“Although the economy, and the specific markets in which our businesses operate, may remain challenging, this transition requires that in 2010 and beyond, as the world’s economies improve, we remain disciplined to: generate positive cash flow, perform better than the market in each of our business segments, and demonstrate outstanding operating leverage,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call (800) 798-2796 (passcode: Brunswick Q1).  Callers outside North America should call (617) 614-6204 (passcode: Brunswick Q1) to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Thursday, May  6, 2010, by calling (888) 286-8010 or international dial (617) 801-6888 (passcode: 72278918).  The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the effect of adverse general economic conditions; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the ability to respond to and minimize the negative financial impact of changes to legislation; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; the success of global sourcing and supply chain initiatives; the ability to obtain components, parts and raw materials from suppliers in a timely manner; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the ability to comply with environmental and zoning requirements, including environmental regulations for marine engines; the impact of international political instability and civil unrest on manufacturing operations and retail demand; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2009.  Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Lowe, Lund, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables.  For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)
	Three Months Ended
	April 3,	April 4,	%
	2010	2009	Change

Net sales	$844.4	$734.7	15%
Cost of sales	665.8	643.5	3%
Selling, general and administrative expense	138.8	155.2	-11%
Research and development expense	22.3	23.9	-7%
Restructuring, exit and impairment charges	7.4	39.6	-81%
Operating earnings (loss)	10.1	(127.5)	NM
Equity loss	(0.1)	(3.2)	97%
Other income (expense), net	1.0	(1.4)	NM
Earnings (loss) before interest, loss on early extinguishment of debt	11.0	(132.1)	NM
and income taxes
Interest expense	(24.3)	(18.2)	-34%
Interest income	0.9	0.5	80%
Loss on early extinguishment of debt	(0.3)	-	NM
Loss before income taxes	(12.7)	(149.8)	92%
Income tax provision	0.3	34.4
Net loss	$(13.0)	$(184.2)	93%

Loss per common share:
Basic	$(0.15)	$(2.08)
Diluted	$(0.15)	$(2.08)

Weighted average shares used for computation of:
Basic loss per common share	88.6	88.4
Diluted loss per common share	88.6	88.4

Effective tax rate	-2.4%	-23.0%

Supplemental Information
Diluted net loss	$(0.15)	$(2.08)
Restructuring, exit and impairment charges (1)	0.08	0.45
Special tax items	(0.02)	0.40
Diluted net loss, as adjusted	$(0.09)	$(1.23)

(1) The 2010 and 2009 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
		Net Sales		Operating Earnings (Loss) (1)			Operating Margin
	April 3,	April 4,	%	April 3,	April 4,	%	April 3,	April 4,
	2010	2009	Change	2010	2009	Change	2010	2009

Marine Engine	$445.7	$343.9	30%	$26.5	$(50.6)	NM	5.9%	-14.7%
Boat	243.6	205.3	19%	(26.7)	(72.3)	63%	-11.0%	-35.2%
Marine eliminations	(55.8)	(33.0)		-	-
Total Marine	633.5	516.2	23%	(0.2)	(122.9)	NM	0.0%	-23.8%

Fitness	119.0	118.6	0%	9.5	0.3	NM	8.0%	0.3%
Bowling & Billiards	91.9	99.9	-8%	14.9	10.6	41%	16.2%	10.6%
Corp/Other	-	-		(14.1)	(15.5)	9%
Total	$844.4	$734.7	15%	$10.1	$(127.5)	NM	1.2%	-17.4%

(1)
Operating earnings (loss) in the first quarter of 2010 includes $7.4 million of pretax restructuring, exit and impairment charges. The $7.4 million charge consists of $2.4 million in the Marine Engine segment, $4.1 million in the Boat segment, $0.0 million in the Fitness segment, $0.2 million in the Bowling & Billiards segment and $0.7 million in Corp/Other. Operating earnings (loss) in the first quarter of 2009 includes $39.6 million of pretax restructuring, exit and impairment charges. The $39.6 million charge consists of $11.7 million in the Marine Engine segment, $25.0 million in the Boat segment, $1.0 million in the Fitness segment, $0.8 million in the Bowling & Billiards segment and $1.1 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	April 3,	December 31,	April 4,
	2010	2009	2009
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$552.4	$526.6	$359.1
Accounts and notes receivable, net	440.1	332.4	381.9
Inventories
Finished goods	237.2	234.4	371.7
Work-in-process	178.4	174.3	232.6
Raw materials	89.0	76.2	97.0
Net inventories	504.6	484.9	701.3
Deferred income taxes	19.8	79.3	13.3
Prepaid expenses and other	31.0	35.5	48.8
Current assets	1,547.9	1,458.7	1,504.4

Net property	696.1	724.3	875.8

Other assets
Goodwill, net	290.6	292.5	287.8
Other intangibles, net	72.6	75.6	83.4
Investments	53.2	56.7	70.9
Other long-term assets	97.7	101.6	114.3
Other assets	514.1	526.4	556.4

Total assets	$2,758.1	$2,709.4	$2,936.6

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$10.2	$11.5	$2.4
Accounts payable	320.6	261.2	238.2
Accrued expenses	589.3	633.9	653.7
Current liabilities	920.1	906.6	894.3

Long-term debt	844.2	839.4	728.1
Other long-term liabilities	802.1	753.1	766.9
Shareholders' equity	191.7	210.3	547.3

Total liabilities and shareholders' equity	$2,758.1	$2,709.4	$2,936.6

Supplemental Information
Debt-to-capitalization rate	81.7%	80.2%	57.2%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Three Months Ended

	April 3,	April 4,
	2010	2009

Cash flows from operating activities
Net loss	$(13.0)	$(184.2)
Depreciation and amortization	35.1	41.6
Pension expense, net of funding	9.0	22.5
Deferred income taxes	0.3	35.0
Other long-lived asset impairment charges	0.5	4.0
Loss on early extinguishment of debt	0.3	-
Changes in certain current assets and current liabilities	(111.6)	79.4
Income taxes	107.5	69.1
Other, net	-	(16.9)
Net cash provided by operating activities	28.1	50.5

Cash flows from investing activities
Capital expenditures	(8.6)	(7.2)
Investments	(0.3)	(1.4)
Proceeds from sale of property, plant and equipment	1.0	0.9
Other, net	-	(0.2)
Net cash used for investing activities	(7.9)	(7.9)

Cash flows from financing activities
Net issuances of short-term debt	(0.6)	(0.7)
Net proceeds from issuance of long-term debt	10.0	-
Payments of long-term debt including current maturities	(3.5)	(0.3)
Payment of premium on early extinguishment of debt	(0.3)	-
Net cash provided by (used for) financing activities	5.6	(1.0)

Net increase in cash and cash equivalents	25.8	41.6
Cash and cash equivalents at beginning of period	526.6	317.5
Cash and cash equivalents at end of period	$552.4	$359.1

Free Cash Flow
Net cash provided by operating activities	$28.1	$50.5

Net cash provided by (used for):
Capital expenditures	(8.6)	(7.2)
Proceeds from sale of property, plant and equipment	1.0	0.9
Other, net	-	(0.2)
Total free cash flow	$20.5	$44.0